Exhibit 5.3

July 27, 2005

Petróleos Mexicanos

Avenida Marina Nacional No. 329

Colonia Huasteca

Mexico, D.F. 11311

Mexico

Re:	Pemex Project Funding Master Trust

Petróleos Mexicanos

Registration Statement on Form F-4

Ladies and Gentlemen:

I am Deputy General Counsel and Head of the Legal Department of Petróleos Mexicanos (the “Guarantor”), a decentralized public entity of the Federal Government of the United Mexican States (“Mexico”). In such capacity, I am familiar with the preparation and filing by the Guarantor and its subsidiaries, Pemex Project Funding Master Trust (the “Issuer”) and Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica (the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (the “Registration Statement”) in connection with the proposed offers to exchange (the “Exchange Offers”) up to U.S. $91,647,000 aggregate principal amount of 9.00% Guaranteed Notes due 2007 (the “9.00% New Notes”), the U.S. $200,381,000 aggregate principal amount of 8.85% Guaranteed Notes due 2007 (the “8.85% New Notes”), the U.S. $159,229,000 aggregate principal amount of 9 3/8% Guaranteed Notes due 2008 (the “9 3/8% New Notes”), the U.S. $25,780,000 aggregate principal amount of 9 1/4% Guaranteed Bonds due 2018 (the “9 1/4% New Bonds”), the U.S. $21,265,000 aggregate principal amount of 8.625% Guaranteed Bonds due 2023 (the “8.625% New Bonds”), the U.S. $45,523,000 aggregate principal amount of 9.50% Guaranteed Bonds due 2027 (the “9.50% New Bonds”), and the U.S. $96,254,000 aggregate principal amount of 9.50% Guaranteed Puttable or Mandatorialy Exchangeable Securities (“POMESSM”) due 2027 (the “9.50% New POMESSM, and together with the 9.00% New Notes, the 8.85% New Notes, the 9 3/8% New Notes, the 9 1/4% New Bonds,

the 8.625% New Bonds, and the 9.50% New Bonds, the “New Securities”) that have been registered under the Act for an equal principal amount of the Petróleos Mexicanos’ issued and outstanding 9.00% Guaranteed Notes due 2007 (the “9.00% Old Notes”), 8.85% Guaranteed Notes due 2007 (the “8.85% Old Notes”), 9 3/8% Guaranteed Notes due 2008 (the “9 3/8% Old Notes”), 9 1/4% Guaranteed Bonds due 2018 (the “9 1/4% Old Bonds”), 8.625% Bonds due 2023 (the “8.625% Old Bonds”), 9.50% Guaranteed Bonds due 2027 (the “9.50% Old Bonds”), and 9.50% POMESSM due 2027 (the “9.50% Old POMESSM”, and together with the 9.00% Old Notes, the 8.85% Old Notes, the 9 3/8% Old Notes, the 9 1/4% Old Bonds, the 8.625% Old Bonds, and the 9.50% Old Bonds, the “Old Securities”). The New Securities will be issued pursuant to an Indenture dated as of December 30, 2004 (the “Indenture”) among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). Pursuant to the Indenture, the Guarantor will unconditionally guarantee (such guaranties, the “Guaranties”) all of the Issuer’s obligations under the New Securities. Pursuant to a Guaranty Agreement dated July 29, 1996 (the “Subsidiary Guaranty Agreement”) among the Guarantor and the Subsidiary Guarantors, and Certificates of Designation dated December 30, 2004 and to be dated as of the date of the issuance of the New Securities, issued by the Guarantor thereunder, all of Petróleos Mexicanos’ payment obligations under its Guaranties of the New Securities will be unconditionally guaranteed, jointly and severally, by the Subsidiary Guarantors. Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture.

For purposes of this opinion, I have examined the following documents:

(a) the Registration Statement and the prospectus (the “Prospectus”) and the form of letter of transmittal contained therein;

(b) the Indenture;

(c) the form of the Certificate of Designation to be dated as of the date of the issuance of the New Securities; and

(d) the forms of the New Securities.

In addition, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Guarantor and the Subsidiary Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Guarantor and the Subsidiary Guarantors and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing examination and review, I am of the opinion that:

1. The Guarantor has the requisite corporate power and authority to perform its obligations under the Exchange Offers, and has taken all necessary corporate action to authorize the issuance, execution and delivery of its Guaranties of the New Securities.

2. The Guarantor has the requisite corporate power and authority to execute and deliver, and perform its obligations under, the Indenture, and the Indenture has been duly authorized, executed and delivered by the Guarantor, and constitutes a valid, binding and enforceable obligation of the Guarantor.

3. When the New Securities and the Guaranties endorsed thereon are executed and delivered by the Issuer and the Guarantor and authenticated and delivered by the Trustee in exchange for an equal principal amount of the corresponding series of Old Securities, the Guarantor’s Guaranties of the New Securities will constitute valid, binding and enforceable obligations of the Guarantor, enforceable in accordance with their terms.

4. The Subsidiary Guaranty Agreement constitutes a valid and legally binding obligation of each of the Guarantor and the Subsidiary Guarantors, enforceable against each of them in accordance with its terms. The guaranties by the Subsidiary Guarantors under the Subsidiary Guaranty Agreement of the Guarantor’s payment obligations under its Guaranties of the New Securities will constitute valid, binding and enforceable obligations of each of the Subsidiary Guarantors, subject in each case to applicable public policy regulations and liquidation, winding up, dissolution and similar laws affecting creditors’ rights generally.

5. The statements in the Prospectus under the caption “Taxation—Mexican Taxation”, insofar as such statements relate to statements of law or legal conclusions under the laws of Mexico, fairly summarize the matters referred to therein.

I hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to me under the captions “Validity of Securities” in the Prospectus, without admitting that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.

Very truly yours,

/s/ José Néstor García Reza
José Néstor García Reza
Deputy General Counsel and Head of the
Legal Department

3